Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2006 Q3 RESULTS
     Chicago, Illinois, November 2, 2006 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended September 30, 2006. The Company also confirmed its prior revenue guidance and updated its earnings guidance for the full year ending December 31, 2006, as well as provided revenue and earnings guidance for the fourth quarter ending December 31, 2006.
THIRD QUARTER RESULTS
Net revenues for the 2006 third quarter were $27.4 million, compared with 2005 third quarter net revenues of $29.5 million. The 2006 third quarter loss applicable to common stock was $22.2 million which includes $1.0 million of stock option expense, or a loss of $0.24 per share, compared with a 2005 third quarter loss applicable to common stock of $29.1 million, or $0.33 per share.
Other highlights during the third quarter of 2006 include:
•	Midway launched The Ant Bully for PlayStation 2, Nintendo GameCube, Game Boy Advance, and PC; Spy Hunter: Nowhere to Run for PlayStation 2 and Xbox; and The Grim Adventures of Billy & Mandy for PlayStation 2 and GameCube.

•	Midway’s real-time strategy PC title launched in June 2006, Rise & Fall: Civilizations at War, which topped the PC charts in the United Kingdom, recently won the prestigious “Best Strategy Game” award from the British Academy of Film and Television Arts, or BAFTA.
David F. Zucker, president and chief executive officer, commented, “We were pleased to exceed our financial expectations for the third quarter, and to continue our relationship with Warner Bros. with the third quarter release of The Ant Bully and The Grim Adventures of Billy & Mandy, and our scheduled release of the Happy Feet game in conjunction with the movie release mid-November.”
OUTLOOK
For the quarter ending December 31, 2006, Midway expects net revenues of approximately $86 million and net income of approximately $2 million. For the fourth quarter, Midway has already released Mortal Kombat: Armageddon for PlayStation 2 and Xbox, and Unreal Anthology for the PC. During the remainder of the quarter, the Company expects to release Happy Feet for multiple platforms; The Grim Adventures of Billy & Mandy, Rampage: Total Destruction, and The Ant Bully for the Nintendo Wii; Blitz: The League for the Xbox 360; and Blitz: The League Overtime, Mortal Kombat: Unchained, and Rush for the PlayStation Portable (PSP). For the year ending December 31, 2006, Midway continues to expect net revenues of $155 million, and is revising full year earnings expectations to a net loss of approximately $73 million, compared to our prior guidance of a net loss of approximately $70 million. This is primarily due to decreasing margins on current generation titles. The full year guidance includes approximately $3.5 million of stock option expense.
Mr. Zucker commented, “Our fourth quarter line-up demonstrates both our genre and platform diversity. We expect that 2007 will show the fruits of our investment over the last several years in next generation technology and our sales and marketing infrastructure, and we continue to focus our efforts to position the company for revenue and market share growth in 2007 and beyond.”
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:30 P.M. EST today, Thursday, November 2, 2006. The conference call number is (866) 510-0704 or (617) 597-5362 (international callers). The passcode for the call is 82744623. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until November 9th by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 79391706. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information. The Company’s actual results could differ materially from those described in the forward-looking statements as a result of a number of risks and uncertainties, including, without limitation, the performance of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
– tables follow –

Midway Games Inc., 11/2/06	page 3
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$27,392	$29,527	$68,710	$80,268

Cost of sales:
Product costs and distribution	12,541	11,470	30,400	30,440
Royalties and product development	14,774	20,469	38,898	45,164

Total cost of sales	27,315	31,939	69,298	75,604

Gross profit (loss)	77	(2,412)	(588)	4,664

Research and development expense	7,147	8,756	28,525	28,166
Selling and marketing expense	8,059	12,538	27,448	35,597
Administrative expense	5,142	4,475	15,934	13,124
Restructuring and other charges	1	—	(160)	—

Operating loss	(20,272)	(28,181)	(72,335)	(72,223)
Interest income	1,360	436	3,497	1,554
Interest expense	(3,678)	(595)	(7,561)	(1,319)
Other income and (expense), net	781	(292)	1,757	(1,731)

Loss before income taxes	(21,809)	(28,632)	(74,642)	(73,719)
Provision for income taxes	342	297	1,116	953

Net loss	(22,151)	(28,929)	(75,758)	(74,672)
Preferred stock dividends:
Distributed	—	151	—	277
Imputed	—	3	—	6

Loss applicable to common stock	$(22,151)	$(29,083)	$(75,758)	$(74,955)

Loss per share of common stock:
Basic and diluted	$(0.24)	$(0.33)	$(0.84)	$(0.87)

Weighted average number of shares outstanding:
Basic and diluted	90,812	87,068	90,626	86,221

– balance sheets follow –

Midway Games Inc., 11/2/06	page 4
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$91,494	$98,376
Receivables, net	11,892	30,835
Inventories	2,452	5,811
Capitalized product development costs	39,607	27,570
Prepaid expenses and other current assets	21,007	16,134

Total current assets	166,452	178,726
Capitalized product development costs	9,206	25
Property and equipment, net	20,242	19,049
Goodwill	41,203	41,108
Other assets	11,587	9,355

Total assets	$248,690	$248,263

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,629	$12,431
Accrued compensation and related benefits	2,453	4,060
Accrued royalties	3,124	3,938
Accrued selling and marketing	2,604	4,418
Deferred revenue	2,385	384
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	16,083	13,440

Total current liabilities	39,611	42,004

Convertible senior notes, less unamortized discount	141,455	75,000
Long-term debt	4,445	6,944
Deferred income taxes	9,070	8,086
Other noncurrent liabilities	507	784

Stockholders’ equity:
Common stock	925	922
Additional paid-in capital	442,874	431,273
Accumulated deficit	(378,857)	(303,099)
Accumulated translation adjustment	(1,573)	(439)
Deferred compensation	—	(3,610)
Treasury stock	(9,767)	(9,602)

Total stockholders’ equity	53,602	115,445

Total liabilities and stockholders’ equity	$248,690	$248,263

– supplemental data follows –

Midway Games Inc., 11/2/06	page 5
MIDWAY GAMES INC.
Net Revenues by Platform
(In thousands)
(unaudited)

	Three Months
	Ended September 30,
	2006		2005
Sony PlayStation 2	$15,561	56.8%	$17,271	58.5%
Microsoft Xbox	2,202	8.0%	10,982	37.2%
Nintendo GameCube	4,035	14.7%	216	0.7%
Nintendo Game Boy Advance	2,185	8.0%	137	0.5%
Sony PlayStation Portable	744	2.7%	—	0.0%
Personal Computer	1,666	6.1%	109	0.4%
Royalties	1,063	3.9%	663	2.2%
Other	(64)	-0.2%	149	0.5%

Total	$27,392	100.0%	$29,527	100.0%

	Nine Months
	Ended September 30,
	2006		2005
Sony PlayStation 2	$36,320	52.9%	$37,463	46.7%
Microsoft Xbox	7,809	11.4%	31,723	39.5%
Nintendo GameCube	6,230	9.1%	3,033	3.8%
Nintendo Game Boy Advance	2,418	3.5%	608	0.8%
Sony PlayStation Portable	4,755	6.9%	—	0.0%
Personal Computer	7,118	10.4%	2,262	2.8%
Royalties	3,930	5.7%	4,193	5.2%
Other	130	0.1%	986	1.2%

Total	$68,710	100.0%	$80,268	100.0%

– supplemental data follows –

Midway Games Inc., 11/2/06	page 6
MIDWAY GAMES INC.
Net Revenues by Geography
(In thousands)
(unaudited)

	Three Months
	Ended September 30,
	2006		2005
North America	$21,370	78.0%	$24,507	83.0%
International	6,022	22.0%	5,020	17.0%

Total	$27,392	100.0%	$29,527	100.0%

	Nine Months
	Ended September 30,
	2006		2005
North America	$52,673	76.7%	$60,028	74.8%
International	16,037	23.3%	20,240	25.2%

Total	$68,710	100.0%	$80,268	100.0%

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